Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form F-1 of our report dated June 13, 2014 (November 7, 2014 as to the subsequent events described in Note 19 and the effects of the restatement discussed in Note 13), relating to the consolidated financial statements of Momo Technology Company Limited (renamed as Momo Inc.), its variable limited entity (“VIE”), and its VIE’s subsidiary as of and for the two years in the period ended December 31, 2013, and related financial statement schedule appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP

Beijing, the People’s Republic of China

November 7, 2014